EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is effective on May 23, 2022 (the “Effective Date”), by and between Insmed Incorporated, a Virginia corporation (“Insmed”), and J. Drayton Wise (hereinafter, the “Executive” and collectively with Insmed, the “Parties”). When referring to the Executive, the term “he” or “she” throughout this Agreement is intended to be gender neutral.
WITNESSETH:
WHEREAS, Insmed desires to continue to employ the Executive and the Executive desires to continue to be employed by Insmed on the terms herein described.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:
1.Definitions. When used in this Agreement, the following terms shall have the following meanings:
a.“Accrued Obligations” means:
i.all accrued but unpaid Base Salary through the end of the Term of Employment;
ii.any unpaid or unreimbursed expenses incurred in accordance with Insmed policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;
iii.any accrued but unpaid benefits provided under Insmed’s employee benefit plans, subject to and in accordance with the terms of those plans; and
iv. rights to indemnification by virtue of the Executive’s position as an officer or director of Insmed or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by Insmed, in accordance with its terms thereof.
b.“Affiliate” means any entity in which Insmed has a substantial direct or indirect equity interest.
c.“Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.
d.“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
e.“Board” means the Board of Directors of Insmed.
f.“Bonus” means any bonus payable to the Executive pursuant to Section 4(b) hereof.
g.“Cause” means:

i.a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or
ii.willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to Insmed or any Affiliate; or
iii.a willful failure by the Executive to carry out the reasonable and lawful directions of the Board and failure by the Executive to remedy the failure within thirty (30) days after receipt of written notice of same from the Board; or
iv.fraud, embezzlement, theft or dishonesty of a material nature by the Executive against Insmed or any Affiliate, or a willful material violation by the Executive of a policy or procedure of Insmed or any Affiliate, resulting, in any case, in material economic harm to Insmed or any Affiliate; or
v.a willful material breach by the Executive of this Agreement and failure by the Executive to remedy the material breach within 30 days after receipt of written notice of same from the Board.
h.“Change in Control” means:
i.The acquisition by any Person of Beneficial Ownership of at least 40% of either (A) the value of the then outstanding shares of common stock of Insmed (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Insmed entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from Insmed; (w) any acquisition by Insmed; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Insmed or any subsidiary of Insmed; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or
ii.During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Insmed’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
iii.Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Insmed or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Insmed, or the acquisition of assets or stock of another entity by Insmed or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Insmed or all or substantially all of Insmed’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) of Insmed or such Acquiring Corporation) beneficially owns, directly or indirectly, more than 40% of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
iv.approval by the shareholders of Insmed of a complete liquidation or dissolution of Insmed.
Notwithstanding the foregoing, no event or transaction will constitute a Change in Control hereunder unless it also constitutes a “change in control event” under Section 409A of the Code.
a.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
b.“Code” means the Internal Revenue Code of 1986, as amended.

c.“Competitive Activity” means (i) the discovery, design, development, distribution, marketing or sale of therapies for rare lung diseases and/or disorders, or (ii) any other activity in competition with the material activities of Insmed or any of its Affiliates, in either case in any of the States within the United States, or countries within the world, in which Insmed or any of its Affiliates conducts business. For this purpose, the activities of Insmed and its Affiliates, and where Insmed and its Affiliates do business, will be determined as of the earlier of the date of the application of this definition or the Termination Date.
d.“Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with Insmed or any Affiliate (including information conceived, originated, discovered or developed by the Executive and information acquired by Insmed or any Affiliate from others) prior to, on or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about Insmed or any Affiliate or its business. Confidential Information includes, but is not limited to, inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to Insmed or any Affiliate, including, but not limited to, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology of Insmed or any Affiliate.
e.“Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of six months or more in any 12-month period, by reason of any medically determinable physical or mental impairment.
f.“Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity-based awards granted by Insmed to the Executive.
g. “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties that are incurred by the Executive with respect to any such excise tax.
h.“Good Reason” means the occurrence of any of the following: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; (iv) Insmed’s or any Affiliate’s requiring the Executive to be based at any office or location outside of 50 miles from the location of employment or service as of the Effective Date, except for travel reasonably required in the performance of the Executive’s responsibilities; or (v) any other action or inaction that constitutes a material breach by Insmed of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within six months following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Executive provides Insmed with written notice of the existence of such condition within 90 days after the initial existence of the condition, and Insmed fails to remedy the condition within 30 days after its receipt of such notice.
i.“Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.
j.“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.
k.“Pro-Rata Bonus” means the Bonus based on actual corporate performance outcomes (75% of overall bonus) and 100% of personal performance at target (25% of overall bonus) for that year that, but for the cessation of the Executive’s employment, would otherwise have been payable to the Executive for the fiscal year in which the Termination Date occurs, multiplied by the following fraction: (i) the number of days that the Executive was employed by Insmed during that fiscal year, divided by (ii) 365. For this purpose, the Bonus that would otherwise have been payable to the Executive shall be determined in good faith and in the same manner applicable to active named executive officers of Insmed.
l.“Restricted Period” shall be the Executive’s period of employment with Insmed and the one year period immediately following the termination thereof.
m.“Severance Amount” shall mean an amount equal to the Executive’s annual Base Salary, as in effect immediately prior to the Termination Date.
n.“Target Bonus” has the meaning described in Section 4(b).
o.“Term of Employment” means the period during which the Executive shall be employed by Insmed pursuant to the terms of this Agreement, which period shall begin on the Effective Date and continue until terminated in accordance with Section 6 hereof.
p.“Termination Date” means the date on which the Term of Employment ends.
2.Employment. Insmed hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve Insmed during the Term of Employment on the terms and conditions set forth herein.
3.Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chief Commercial Officer and shall have such duties typically associated with such title, including, without limitation, leading global commercial operations and playing a key management and leadership role for Insmed. The Executive shall faithfully and diligently perform all services consistent with his position as may be assigned to him by executive management or the Board in their discretion. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of Insmed. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of Insmed or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for Insmed, (iii) constitutes a Competitive Activity, or (iv) interferes with the exercise of his judgment in Insmed’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (w) serve on up to two outside corporate or scientific advisory boards with prior notice to, and approval by, the Board, (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not constitute a Competitive Activity or significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to Insmed in accordance with this Agreement.
4.Compensation.
a.Base Salary. The Executive shall receive a Base Salary at the annual rate of $500,000.00 during the Term of Employment, with such Base Salary payable in installments consistent with Insmed’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary.
b.Bonuses. During the Term of Employment, the Executive shall participate in Insmed’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives, as established and modified from time to time by the Compensation Committee of the Board in its sole discretion. The Executive shall have a target bonus opportunity under such plan or program equal to 40% of his current Base Salary (the “Target Bonus”). The actual bonus payout, if any, shall be based on the satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first three months of each fiscal year that begins during the Term of Employment. Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards and, except as otherwise provided herein, will be subject to the Executive’s continued employment through the applicable payment date.
5.Expense Reimbursement and Other Benefits.
a.Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as Insmed may from time to time adopt with respect to the reimbursement of expenses of executive personnel, Insmed shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of Insmed. The Executive shall account to Insmed in writing for all expenses for which reimbursement is sought and shall supply to Insmed copies of all relevant invoices, receipts or other evidence reasonably requested by Insmed.
b.Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are from time to time offered by Insmed to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans; provided, however, that (i) the Executive’s right to participate in such plans will not affect Insmed’s right to amend or terminate any such plan in accordance with the terms of such plan, and (ii) the Executive acknowledges that the Executive will have no vested rights under any such plan except as expressly provided under the terms thereof.
c.Working Facilities. During the Term of Employment, Insmed shall furnish the Executive with an office, administrative help and such other facilities similar to those provided to similarly situated executives of Insmed. The Executive’s principal location of employment or service (subject to reasonable travel) shall be Bridgewater, NJ.
d.Stock Options. As a material inducement to entering into this Agreement, the Executive has received an award of restricted stock units (“RSU”) and an option to purchase a number of common shares of Insmed having an aggregate value of $2,100,000. The value of the RSUs is $525,000. The RSUs will vest on a four-year vesting schedule, with twenty-five percent (25%) vesting on each of the first, second, third, and fourth anniversaries of the grant date, so that the entire grant will be fully vested on the fourth anniversary of the grant date, subject to Executive’s continued employment with Insmed on each vesting date. The value of the options is $1,575,000. The number of shares underlying the options will be determined using a Black-Scholes calculation based upon the closing price on the grant date. The exercise price per share will be equal to the fair market value per share determined based upon the closing price of an Insmed common share on the grant date. The options will vest on a four-year vesting schedule, with twenty-five percent (25%) of the shares subject to the option vesting on the first anniversary of the grant date and twelve and one-half percent (12.5%) of the shares subject to the option vesting every six months thereafter through the fourth anniversary of the grant date, so that the entire grant will be fully vested on the fourth anniversary of the grant date, subject to Executive’s continued employment with Insmed on each vesting date. The terms and conditions of the restricted stock unit award and options will be consistent with Insmed’s standard RSU award agreement and stock option award agreement.
e.Vacation. The Executive shall be entitled to take vacation time as per Insmed’s Professional Judgment Vacation Policy. This policy provides the Executive the ability, with advanced approval from his manager, to take vacation days as and when appropriate throughout the calendar year.
6.Termination.
a.General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by Insmed by reason of the Executive’s Disability, (iii) a termination by Insmed with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by Insmed in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with Insmed or any of its Affiliates.
b.Termination by Company for Cause. Insmed shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause. In no event shall a termination of the Executive’s employment for Cause occur unless Insmed gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time. Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Executive (and the Executive’s counsel) shall be invited upon proper notice and shall be permitted to present evidence. For purposes of this Section 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by Insmed for Cause, Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended. Nothing in this paragraph shall be construed as a release of any claims against Insmed and the Board’s determination of Cause shall not be considered a waiver of any claims the Executive may have.
c.Disability. Insmed shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended, (ii) any earned but unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable within 2 ½ months following the last day of the month in which the Termination Date occurs, (iii) the Pro-Rata Bonus, payable within 2 ½ months following the end of the fiscal year in which the Termination Date occurs, and (iv) any insurance benefits to which he and his beneficiaries are entitled as a result of his Disability.
d.Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been paid had the

Term of Employment not ended, (ii) any earned but unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable within 2 ½ months following the last day of the month in which the Termination Date occurs, (iii) the Pro-Rata Bonus, payable within 2 ½ months following the end of the fiscal year in which the Termination Date occurs, and (iv) any insurance benefits to which he and his beneficiaries are entitled as a result of his death.
e.Termination Without Cause or Resignation with Good Reason. Insmed may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice. If the Term of Employment is terminated by Insmed without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in either case prior to the date of a Change in Control or more than two years after a Change in Control, the Executive shall be entitled to the following:
i.The Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;
ii.Any earned but unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable within 2 ½ months following the last day of the month in which the Termination Date occurs;
iii.The Pro-Rata Bonus, payable within 2 ½ months following the end of the fiscal year in which the Termination Date occurs;
iv.The Severance Amount, payable in equal installments consistent with Insmed’s normal payroll schedule over the 12 month period beginning with the first regularly scheduled payroll date that occurs after the later of (a) 30 days following the Termination Date or (b) the effective date of the Release;
v.Provided that the Executive timely elects continued coverage under COBRA, Insmed will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of Insmed, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of Insmed, for 12 months (or, if less, for the duration that such COBRA coverage is available to Executive); and
vi.Accelerated vesting of any time-based Equity Awards that would have otherwise vested within 12 months following the Termination Date.
f.Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing Insmed 30 days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(f), the Executive shall be entitled only to the Accrued Obligations payable as and when those amounts would have been payable had the Term of Employment not ended. In the event of termination of the Executive’s employment under this Section 6(f), Insmed may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.
g.Change in Control of Insmed. If the Executive’s employment is terminated by Insmed (or any entity to which the obligations and benefits under this Agreement have been assigned, pursuant to Section 11) without Cause or by the Executive for Good Reason during the 24 month period immediately following a Change in Control, then the Executive shall be entitled to the same payments, rights and benefits described in Section 6(e), subject to the following enhancements:
i.One and a half times the Target Bonus paid in a lump-sum on the first regularly scheduled payroll date that occurs after the later of (a) 30 days following the Termination Date or (b) the effective date of the Release;
ii.the Pro-Rata Bonus, as defined in this Section 6(g), paid in a lump-sum on the first regularly scheduled payroll date that occurs after the later of (a) 30 days following the Termination Date or (b) the effective date of the Release. For the purposes of this Section 6(g), and only this Section 6(g), “Pro-Rata Bonus” means the Target Bonus, as defined in Section 4(b), for the fiscal year in which the Termination Date occurs, multiplied by the following fraction: (x) the number of days that the Executive was employed by Insmed during the fiscal year, divided by (y) 365
iii.One and a half times the Severance Amount paid in a lump-sum on the first regularly scheduled payroll date that occurs after the later of (a) 30 days following the Termination Date or (b) the effective date of the Release
iv.Provided that the Executive timely elects continued coverage under COBRA, Insmed will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of Insmed, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of Insmed, for 18 months, rather than 12 months (or, if less, for the duration that such COBRA coverage is available to Executive); and
v.All Equity Awards will vest in full (other than any performance-vesting restricted stock units, which shall vest in accordance with the applicable award agreement).
h.Release. All rights, payments and benefits due to the Executive under this Article 6 (other than the Accrued Obligations or any insurance benefits to which the Executive or his beneficiaries are entitled as a result of the Executive’s death or Disability) shall be conditioned on the Executive’s execution of a separate separation agreement to be provided by Insmed at that time that includes a general release of claims against Insmed and its Affiliates substantially in the form attached hereto as Exhibit A (the “Release”) and on that Release becoming effective and irrevocable within 30 days following the Termination Date, or within 45 days if required by law.
i.Section 280G Certain Reductions of Payments by Insmed.
i.Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Insmed to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by Insmed for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value that avoids any Payment being nondeductible by Insmed because of Section 280G of the Code. To the extent necessary to avoid imposition of the Excise Tax, the amounts payable or benefits to be provided to the Executive shall be reduced such that the reduction of compensation to be provided to the Executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by Insmed for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by Insmed because of Section 280G of the Code. If a reduction of any Payment is required pursuant to this Section 6(i), such reduction shall occur to the amounts in the order that results in the greatest economic present value of all payments and benefits actually made or provided to the Executive. For purposes of this Section 6(i), present value shall be determined in accordance with Section 280G(d)(4) of the Code.
ii.All determinations required to be made under this Section 6(i) shall be made by a tax or compensation consulting firm of national reputation selected by Insmed (the “Consulting Firm”), which shall provide detailed supporting calculations both to Insmed and the Executive within 20 business days of the date of termination or such earlier time as is requested by Insmed and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Consulting Firm shall be binding upon Insmed and the Executive. Within five business days thereafter, Insmed shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Consulting Firm incurred in connection with the determinations contemplated by this Section 6(i) shall be borne by Insmed.
iii.As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Consulting Firm hereunder, it is possible that Payments will have been made by Insmed which should not have been made (“Overpayment”) or that additional Payments which will not have been made by Insmed could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Consulting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Consulting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by Insmed to or for the benefit of the Executive shall be promptly repaid to Insmed by the Executive. In the event that the Consulting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Insmed to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
j.Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with Insmed, or his expertise or experience as Insmed may reasonably request, including his attendance and truthful testimony where deemed appropriate by Insmed, with respect to any investigation or Insmed’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with Insmed. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, Insmed agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(j) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(j).
k.Return of Insmed Property. Following the Termination Date, the Executive or his personal representative shall return all Insmed property in his possession,

including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of Insmed, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy of the addresses contained in his rolodex, smart phone or similar device).
l.Compliance with Section 409A.
i.General. It is the intention of both Insmed and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.
ii.Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.
iii.Six Month Delay for Specified Employees. If the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then no payment or benefit that is considered deferred compensation subject to Section 409A of the Code (and not exempt from Section 409A of the Code as a short term deferral or otherwise) that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
iv.Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
v.Taxable Reimbursements and In-Kind Benefits.

a.Any reimbursements by Insmed to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.
b.The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.
c.The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
vi.No Guaranty of 409A Compliance. Notwithstanding the foregoing, Insmed does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Insmed shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
7.Restrictive Covenants.
a.Non-competition. At all times during the Restricted Period, the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive’s ownership of securities of Insmed or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.
b.Non-solicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or individual contractor performing services for Insmed, or any Affiliate, unless such employee, consultant or independent contractor has not been employed or engaged by Insmed for a period in excess of six months, and/or (ii) call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of Insmed or any Affiliate on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of Insmed or any Affiliates with such customers or clients, other than in connection with the performance of the Executive’s duties under this Agreement, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom Insmed or any Affiliate does business or has some business relationship to cease doing business or to terminate its business relationship with Insmed or any Affiliate or to engage in any Competitive Activity on its own or with any competitor of Insmed or any Affiliate.
c.Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of Insmed or any Affiliate or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of Insmed. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of Insmed or any Affiliate (which shall include, but not be limited to, information concerning Insmed’s or any Affiliate’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of Insmed and its Affiliates that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to Insmed and its Affiliates with respect to all of such information. Upon request by Insmed, the Executive shall deliver promptly to Insmed upon termination of his services for Insmed, or at any time thereafter as Insmed may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to restrict or prohibit Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission

(“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
d.Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Executive’s period of employment with Insmed either during the course of performing work for Insmed or its Affiliates, or their clients, or which are related in any manner to the business (commercial or experimental) of Insmed or its Affiliates or their clients (collectively, the “Work Product”) shall belong exclusively to Insmed and its Affiliates and shall, to the extent possible, be considered a work made by the Executive for hire for Insmed and its Affiliates within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for Insmed and its Affiliates, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of Insmed, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to Insmed; (ii) assign to Insmed or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of Insmed.
e.Books and Records. All books, records, and accounts relating in any manner to the customers or clients of Insmed or its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of Insmed and its Affiliates and shall be returned immediately to Insmed on termination of the Executive’s employment hereunder or on Insmed’s request at any time.

f.Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of Insmed and its Affiliates, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of Insmed and its Affiliates is such as would cause Insmed and its Affiliates serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with Insmed or its Affiliates in violation of the terms of this Section 7. The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, Insmed’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Section 7, Insmed shall be entitled to seek in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(i) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against Insmed or its Affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.
g.Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.
h.Extension of Time. If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur.
i.Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this

Agreement may cause irreparable harm and damage to Insmed, and its Affiliates, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that Insmed and its Affiliates shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies Insmed may possess.
8.Representations and Warranties of Executive. The Executive represents and warrants to Insmed that:
a.The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;
b.The Executive has not violated, and in connection with his employment with Insmed will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer or service recipient by which he is or may be bound; and
c.In connection with Executive’s employment with Insmed, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer or service provided to any prior service recipient; and
d.The Executive has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Executive’s current or any prior employment or services;
e.The Executive is not debarred under the provisions of the U.S. Generic Drug Enforcement Act of 1992, including without limitation, 21 U.S.C. 335a or under the provisions of any equivalent legislation or regulation, and to the Executive’s knowledge he is not under investigation or otherwise aware of any circumstances which may result in being debarred or excluded from participation in any federal or state healthcare program; and
f.The Executive is not dependent on alcohol or the illegal use of drugs. The Executive recognizes that Insmed shall have the right to conduct random drug testing of its employees and that Executive may be called upon in such a manner.
9.Agreement to Abide by Insmed Policies: By executing this Agreement, the Executive acknowledges and agrees to comply with any Insmed policies, standard operating procedures (“SOPs”), and additional agreements between the Executive and Insmed which may be in effect from time to time, including, but not limited to (i) Insmed’s Code of Conduct; (ii) Insmed policies against harassment and discrimination; and (iii) Insmed’s Code of Ethics.
10.Taxes. All payments or transfers of property made by Insmed to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Insmed may reasonably determine it should withhold pursuant to any applicable law or regulation.
11.Assignment. Insmed shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which Insmed may hereafter merge or consolidate or to which Insmed may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of Insmed hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
12.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws.
13.Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Somerset, New Jersey, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, may be brought in the courts of record of the Superior Court of the State of New Jersey, Somerset County, or the court of the United States, District of New Jersey; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement and as permitted by New Jersey or Federal law, or in such other manner as may be provided under applicable laws or court rules in such courts.
14.Entire Agreement. This Agreement, together with the exhibit attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and Insmed (or any of its Affiliates) with respect to such subject matter including any prior employment agreements or amendments thereto entered into between the Parties. This Agreement may not be modified in any way unless by a written instrument signed by both Insmed and the Executive.
15.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon receipt by the addressee, as evidenced by the return receipt thereof. Notice shall be sent (i) if to Insmed, addressed to, 700 US Highway 202/206, Bridgewater, NJ 08807-1704, Attention: General Counsel, and (ii) if to the Executive, to

his address as reflected on the payroll records of Insmed, or to such other address as either party shall request by notice to the other in accordance with this provision.
16.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to Insmed, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
17.Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.
18.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
19.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
20.Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent Insmed or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. Each party shall bear its own costs and attorneys’ fees.
21.Waiver of Jury Trial. The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation arising out of, under or in connection with the express terms of this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith.
22.No Set-off or Mitigation. Insmed’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Insmed may have against the Executive or others. In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for hereunder.
23.Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
24.No Third Party Beneficiary. The Affiliates are intended third party beneficiaries of this Agreement. Otherwise, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Insmed, the Executive and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.
26.Indemnification.
a.Subject to limitations imposed by law, Insmed shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of Insmed, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of Insmed, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insmed also shall pay any and all expenses (including attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in his capacity as a current or former officer or director of Insmed.
b.Insmed shall pay any expenses (including attorneys’ fees, judgments, penalties, fines, settlements, and other liabilities) incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 26 in advance of the final disposition of such action, suit or proceeding. Insmed shall promptly pay the amount of such expenses to the Executive, but in no event later than ten days following the Executive’s delivery to Insmed of a written request for an advance pursuant to this Section 26, together with a reasonable accounting of such expenses.
c.The Executive hereby undertakes and agrees to repay to Insmed any advances made pursuant to this Section 26 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by Insmed for such amounts.
d.Insmed shall make the advances contemplated by this Section 26 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Executive by Insmed will ultimately be required. Any advances and undertakings to repay pursuant to this Section 26 shall be unsecured and interest-free.
e.The provisions of this Section 26 shall survive the Term of Employment.
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.
INSMED:

Insmed Incorporated, a Virginia corporation
By: /s/ William H. Lewis
Name: William H. Lewis
Title: Chair and CEO

EXECUTIVE:

/s/ J. Drayton Wise ______________
Name: J. Drayton Wise

Exhibit A
General Release of Claims
1.J. Drayton Wise ("Executive"), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns (collectively, the “Releasors”), in exchange for the consideration received pursuant to Sections [6(c)][6(d)][6(e) [and 6(g)]] of the Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit A (the "Employment Agreement"), does hereby release and forever discharge Insmed Incorporated (“Insmed"), its subsidiaries, and affiliated companies, and each of their respective predecessors, successors and assigns, and each of their respective current or former directors, officers, employees, shareholders or agents, both individually and in such official capacities (collectively with Insmed, the "Released Parties") from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive's employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Without limiting the generality of the release provided above, Executive and the Releasors expressly waive any and all claims under the Age Discrimination in Employment Act (as amended, "ADEA''), that he may have as of the date hereof. Executive further understands that, by signing this General Release of Claims, he is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which the Executive is entitled under COBRA, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of Insmed or its subsidiaries or affiliated companies (including any rights under Section 26 of the Employment Agreement or under Insmed’s charter or bylaws), (iv) any claims for benefits under any directors' and officers' liability policy maintained by Insmed or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) rights to vested benefits under Insmed’s 401(k) plan, (vii) any rights as a holder of equity securities or debt securities/notes of Insmed, and (viii) any rights that cannot be waived as a matter of law.
2.Nothing in this General Release of Claims restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”“), the Department of Justice (“DOJ”), the

Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Executive is waiving his right to receive any individual monetary relief from Insmed or any others covered by this General Release of Claims resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief Insmed will be entitled to an offset for the payments made pursuant to the Employment Agreement. This General Release of Claims does not limit Executive’s right to receive an award from any Regulator that provides awards for information relating to a potential violation of law. Executive does not need the prior authorization of Insmed to engage in conduct protected by this paragraph, nor is Executive required to notify Insmed that he or she has engaged in such conduct. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
3.Executive acknowledges that, in the absence of his execution of this General Release of Claims, the Severance Benefits would not otherwise be due to him.
4.Executive acknowledges and agrees that he received adequate consideration in exchange for agreeing to the covenants contained in Section 7 of the Employment Agreement, that such covenants remain reasonable and necessary to protect the legitimate business interests of Insmed and its affiliates and that he will continue to comply with those covenants.
5.Executive hereby acknowledges that Insmed has informed him that he has up to 21 days to sign this General Release of Claims and he may knowingly and voluntarily waive that 21 day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to Insmed in the manner described in Section 15 of the Employment Agreement.
6.Executive acknowledges and agrees that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State.
7.Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.
8.This General Release of Claims shall become irrevocable on the eighth day following Executive's execution of this General Release of Claims, unless previously revoked in accordance with paragraph 5, above.

Intending to be legally bound hereby, Executive has executed this General Release of Claims on ___________, 20__.